          JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER
                      AND NINE MONTHS ENDED MARCH 31, 2008

Morristown, Tennessee -- (May 2, 2008) - Jefferson Bancshares, Inc. (NASDAQ:
JFBI), the holding company for Jefferson Federal Bank, announced net income of $495,000, or $0.09 per diluted share, for the quarter ended March 31, 2008, compared to net income of $454,000, or $0.07 per diluted share, for the quarter ended March 31, 2007. The increase in net income was attributable to an increase in net interest income and noninterest income, as well as a decrease in noninterest expense more than offsetting an increase in the provision for loan losses.

Financial results for the nine months ended March 31, 2008 included a $637,000 non-cash charge to deferred income tax expense to establish a valuation allowance against deferred tax assets. The deferred tax asset written down was the charitable contribution carryforward directly attributable to the contribution made to the Jefferson Federal Charitable Foundation in connection with the Company's public offering in July 2003. The tax benefit of the contribution may not be fully utilized based on our assessment of future taxable income within the time allowed by the Internal Revenue Service. This charge to deferred income tax expense resulted in net income of $753,000, or $0.13 per diluted share, for the nine months ended March 31, 2008 compared to net income of $1.1 million, or $0.18 per diluted share, for the corresponding period in 2007. Excluding this tax charge, core net earnings were $1.4 million, or $0.24 per diluted share, for the nine months ended March 31, 2008 compared to GAAP earnings of $1.1 million, or $0.18 per diluted share, for the corresponding 2007 period. (1)

Anderson L. Smith, President and Chief Executive Officer, commented, "We are pleased to report solid financial results for the quarter, given a challenging interest rate environment and an uncertain economy. Despite competitive pressures, we continue to emphasize asset quality and disciplined deposit and loan growth."

Net interest income increased $69,000, or 2.4%, to $2.9 million for the quarter ended March 31, 2008 from the corresponding period in 2007. The interest rate spread and net interest margin for the quarter ended March 31, 2008 were 3.01% and 3.75%, respectively, compared to 2.98% and 3.79% for the same period in 2007. The increase in net interest income was driven by lower interest expense, primarily on Federal Home Loan Bank ("FHLB") borrowings.

For the nine months ended March 31, 2008, net interest income increased $369,000, or 4.4%, to $8.8 million. The interest rate spread and net interest margin for the nine months ended March 31, 2008 were 2.97% and 3.73%, respectively, compared to 2.89% and 3.69% for the same period in 2007. The increase in net interest income was attributable to an increase in interest income. Interest income increased $513,000, or 3.3%, to $16.1 million for the nine months ended March 31, 2008 primarily due to a higher average balance of loans.

Noninterest income increased $54,000, or 16.7%, to $378,000 for the three months ended March 31, 2008 and increased $116,000, or 11.4%, to $1.1 million for the nine months ended March 31, 2008 compared to the corresponding 2007 periods. The largest increase in noninterest income for both periods was in service charges and fees, which increased $90,000, or 67.7%, for the three months ended March 31, 2008 and increased $148,000, or 38.6%, for the nine months ended March 31, 2008.

Noninterest expense decreased $159,000, or 6.5%, to $2.3 million for the three-month period ended March 31, 2008 and decreased $257,000, or 3.4%, to $7.4 million for the nine-month period ended March 31, 2008 compared to the corresponding periods in 2007 primarily as a result of a decrease in compensation and benefits expense. Compensation and benefits expense decreased $198,000, or 13.3%, to $1.3 million for the three-month period ended March 31, 2008 and decreased $364,000, or 8.0%, to $4.2 million for the nine-month period ended March 31, 2008 due to a lower number of employees.

Nonperforming assets increased to 0.25% of total assets at March 31, 2008, compared to 0.14% of total assets at March 31, 2007, primarily due to an increase in foreclosed real estate. The increase in foreclosed real estate was attributable to one commercial relationship that included foreclosed property totaling $300,000. Net charge-offs for the quarter increased as a result of the evaluation and resulting write-down of this commercial foreclosed real estate to fair value. Net charge-offs for the quarter ended March 31, 2008 were $265,000, or 0.37% of average loans on an annualized basis, compared to $60,000, or 0.09% of average loans on an annualized basis, for the same period in 2007. The allowance for loan losses was $1.8 million, or 0.64%, of total gross loans, at March 31, 2008 compared to $2.0 million, or 0.76%, of total gross loans at March 31, 2007. A provision for loan losses of $243,000 was recorded for the three months ended March 31, 2008 primarily as a result of growth in the loan portfolio and current economic conditions, compared to no provision for the comparable period in 2007.

Total assets at March 31, 2008 were $334.0 million compared to $339.7 million at June 30, 2007. For the first nine months of fiscal 2008, net loans receivable increased $7.2 million, or 2.6%, to $282.1 million, primarily due to an increase in real estate and commercial loans. However, loan growth slowed during the three months ended March 31, 2008 due to higher repayments of existing loans, increased competition on loan pricing, and a weakened real estate market. Total deposits increased $7.5 million, or 3.4%, to $227.6 million at March 31, 2008 due to a continued emphasis on increasing the number of retail and business transaction accounts. FHLB advances decreased $11.8 million to $33.0 million at March 31, 2008, compared to $44.8 million at June 30, 2007. Proceeds from called investment securities were used to repay borrowings during the three months ended March 31, 2008.

Total stockholders' equity amounted to $72.4 million at March 31, 2008. Stock repurchases during the quarter ended March 31, 2008 totaled 99,024 shares at an average cost of $10.72 per share. On February 24, 2006, the Company announced its third stock repurchase program under which up to 690,261 shares, or 10% of the Company's outstanding common stock, may be repurchased. At March 31, 2008, 128,855 shares remained eligible for repurchase under the current stock repurchase program. The Company declared a $0.06 per share dividend, totaling $372,000, to shareholders of record on March 31, 2008.

Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a federally-chartered stock thrift institution headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services with offices in Hamblen and Knox Counties, Tennessee. The Company's stock is listed on the NASDAQ Global Market under the symbol "JFBI." More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website: www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                           JEFFERSON BANCSHARES, INC.

                  RECONCILIATION OF GAAP AND CORE NET EARNINGS
                                   (Unaudited)


      (1) While core net earnings is not a measure of performance calculated in accordance with GAAP, the Company believes that this measure is important for the nine month period ended March 31, 2008 to convey to investors the Company's earnings for this period absent the $637,000 non-cash charge to deferred income tax expense to establish a valuation allowance against deferred tax assets during the quarter ended December 31, 2007. The valuation allowance was related to the charitable contribution carryforward directly attributable to the Company's contribution to the Jefferson Federal Charitable Foundation in July 2003. The Company calculated its core net earnings for the nine month period ended March 31, 2008 by subtracting this $637,000 non-cash charge from net income for the period. Core net earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which the Company calculates core net earnings may differ from that of other companies reporting measures with similar names. Reconciliation of the Company's GAAP and core net earnings for the nine period ended March 31, 2008 follows.

                                                              Nine Months Ended
                                                                  March 31,
                                                              2008          2007
                                                              ----          ----
                                                            (Dollars in thousands,
                                                            except per share data)

GAAP net earnings (loss)                                        $  753       $1,093
Plus: non-cash charge to deferred income tax expense            $  637       $    0
                                                            -----------  -------------
Core net earnings                                               $1,390       $1,093
                                                            ===========  =============

GAAP earnings per diluted share                                 $ 0.13       $ 0.18
Plus: non-cash charge to deferred income tax expense            $ 0.11       $ 0.00
                                                            -----------  -------------
Core net earnings per diluted share                             $ 0.24       $ 0.18
                                                            ===========  =============


                                JEFFERSON BANCSHARES, INC.

                                                     AT                    AT
                                               MARCH 31, 2008         JUNE 30, 2007
                                             ------------------    ------------------
                                                    (Dollars in thousands)

FINANCIAL CONDITION DATA:
Total assets                                      $333,956              $339,703
Loans receivable, net                              282,075               274,881
Cash and cash equivalents, and
    interest-bearing deposits                       15,835                 7,734
Investment securities                                9,045                27,278
Deposits                                           227,564               220,082
Borrowings                                          33,000                44,800
Stockholders' equity                              $ 72,441              $ 73,644


                                                  THREE MONTHS ENDED MARCH 31,                NINE MONTHS ENDED MARCH 31,
                                                   2008                  2007                  2008                  2007
                                             ------------------    ------------------   -------------------   -------------------
                                                              (Dollars in thousands, except per share data)

OPERATING DATA:
Interest income                                   $    5,198            $    5,217            $   16,100            $   15,587
Interest expense                                       2,293                 2,381                 7,338                 7,194
Net interest income                                    2,905                 2,836                 8,762                 8,393
Provision for loan losses                                243                     -                   371                    30
Net interest income after
   provision for loan losses                           2,662                 2,836                 8,391                 8,363
Noninterest income                                       378                   324                 1,137                 1,021
Noninterest expense                                    2,290                 2,449                 7,397                 7,654
Earnings before income taxes                             750                   711                 2,131                 1,730
Total income taxes                                       255                   257                 1,378                   637
Net earnings                                      $      495            $      454            $      753            $    1,093


SHARE DATA:
Earnings per share, basic                         $     0.09            $     0.07            $     0.13            $     0.18
Earnings per share, diluted                       $     0.09            $     0.07            $     0.13            $     0.18
Dividends per share                               $     0.06            $     0.06            $     0.18            $     0.18
Book value per common share                       $    11.67            $    11.41
Weighted average shares:
    Basic                                          5,763,588             5,958,765             5,828,374             5,997,108
    Diluted                                        5,763,588             5,958,765             5,828,374             5,997,108


                                                  THREE MONTHS ENDED MARCH 31,                NINE MONTHS ENDED MARCH 31,
                                                   2008                  2007                  2008                  2007
                                             ------------------    ------------------   -------------------   -------------------
                                                                          (Dollars in thousands)

ALLOWANCE FOR LOAN LOSSES:
Allowance at beginning of period                        $1,827                $2,108                $1,955                $2,172
Provision for loan losses                                  243                     -                   371                    30
Recoveries                                                  34                    32                    64                    75
Charge-offs                                               (299)                  (92)                 (585)                 (229)
                                             ------------------    ------------------   -------------------   -------------------
Net Charge-offs                                           (265)                  (60)                 (521)                 (154)
                                             ------------------    ------------------   -------------------   -------------------
Allowance at end of period                              $1,805                $2,048                $1,805                $2,048
                                             ==================    ==================   ===================   ===================

Net charge-offs to average outstanding
    loans during the period, annualized                   0.37%                 0.09%                 0.25%                 0.08%



                                                     AT                    AT                    AT
                                              MARCH 31, 2008         JUNE 30, 2007        MARCH 31, 2007
                                             ------------------    ------------------   -------------------
                                                                (Dollars in thousands)

NONPERFORMING ASSETS:
Nonaccrual loans:
    Real estate                                           $386                  $251                  $333
    Commercial business                                      -                     -                     -
    Consumer                                                 -                     -                     -
                                             ------------------    ------------------   -------------------
       Total                                               386                   251                   333
                                             ------------------    ------------------   -------------------
Real estate owned                                          407                   275                   130
Other nonperforming assets                                  33                     -                     4
                                             ------------------    ------------------   -------------------

Total nonperforming assets                                $826                  $526                  $467
                                             ==================    ==================   ===================


                                                NINE MONTHS
                                                    ENDED              YEAR ENDED
                                               MARCH 31, 2008        JUNE 30, 2007
                                             ------------------    ------------------

PERFORMANCE RATIOS:
Return on average assets                             0.30%                 0.51%
Return on average equity                             1.36%                 2.28%
Interest rate spread                                 2.97%                 2.93%
Net interest margin                                  3.73%                 3.73%
Efficiency ratio                                    74.72%                79.11%
Average interest-earning assets to
    average interest-bearing liabilities           124.57%               125.18%

ASSET QUALITY RATIOS:
Allowance for loan losses as a
    percent of total gross loans                     0.64%                 0.71%
Allowance for loan losses as a
    percent of nonperforming loans                 467.62%               778.88%
Nonperforming loans as a percent
    of total loans                                   0.14%                 0.09%
Nonperforming assets as a percent
    of total assets                                  0.25%                 0.15%



Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer 423-586-8421 Jane P. Hutton, Chief Financial Officer 423-586-8421